EXHIBIT 99.1

KFx Inc. Reports Fourth Quarter and Fiscal 2003 Financial Results
Wednesday March 17, 9:02 am ET

DENVER, March 17, 2004 /PRNewswire-FirstCall/ -- KFx Inc. (“KFx”) (Amex: KFX - News) today reported a 79% improvement in the operating results reported for the year ended December 31, 2003, with a net loss of $8.3 million as compared to the  $40 million net loss reported for the prior year.

"2003 was a very significant year for KFx, with a number of accomplishments that will allow us to clearly focus on and execute our business plan,” said Ted Venners, Chairman and CEO of KFx. “Our financial position has improved dramatically as a result of the inflow of over $37 million in cash in the last 15 months from the sale of our common stock and the exercise of warrants and options by numerous parties. The disposition of Pegasus likewise improved our financial position through a reduction of cash outflow, as well as a reduction in debt, goodwill and intangibles, deferred revenue, and minority interests. We’ve made some strong additions to our Board and our management team and have also made significant progress toward the construction of our first K-Fuel Plant. To date, we’ve spent over $8 million toward design and equipment fabrication for the new plant with construction targeted to be substantially complete by the end of 2004.”

The 2003 net loss was $8,283,000 ($.18 per share) compared to the 2002 net loss of $39,987,000 ($1.14 per share). This decrease was primarily a result of a reduction in non-cash charges and a gain on disposal of our Pegasus Technologies, Inc. (“Pegasus”) which resulted from the November 26, 2003 equity exchange agreement with Kennecott Energy Company (“Kennecott”) whereby KFx exchanged its interest in Pegasus for Kennecott’s interest in K-Fuel LLC.

Revenue for fiscal 2003 and 2002 was not material after accounting for Pegasus as a discontinued operation. The Consolidated Balance Sheet now reflects the operations of Pegasus as Assets Held for Sale and Liabilities Associated with Discontinued Operations. The Consolidated Statement of Operations reflects the results for Pegasus as “Loss from Continuing Operations.” For 2003, the loss from discontinued operations was $1,415,000 compared to a loss of  $5,066,000 in 2002. KFx reported a gain on the disposal of discontinued operations of $3,337,000 in 2003.

The net income for the fourth quarter 2003 was $136,000 ($.01 per share) compared to a net loss for the fourth quarter of 2002 of $3,196,000 ($0.09 per share), an improvement of $3,332,000. The fourth quarter 2003 net income includes the gain on disposal of Pegasus.

Loss from continuing operations for fiscal 2003 was $10,245,000 compared to $18,385,000 for 2002, a decrease of $8,140,000.  Loss from continuing operations for the fourth quarter of 2003 was $3,031,000 compared to $702,000 in the fourth quarter of 2002, an increase of $2,329,000 because of higher operating costs experienced in 2003 related to the development of a K-Fuel plant and technology.

KFx provides cost-effective solutions to help coal-burning industries increase energy production while meeting emissions standards. Through its patented K-FuelTM process, KFx transforms abundant U.S. reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of KFx (the “Company”) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the safe harbor provisions of the PSLRA. The Company’s actual results may vary materially from those described in any forward-looking statement due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company’s Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

KFx Inc.
Selected Consolidated Financial Information
(Unaudited)

Operations Data:	Quarter ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002

Operating Revenues	10,734	6,021	72,285	6,021
Operating Loss	(2,978,491)	(583,219)	(9,517,795)	(6,484,887)
Other Income (Expenses)	4,961	(52,275)	32,722	(7,797,870)
Interest Expense	(56,983)	(66,602)	(760,198)	(4,101,860)
Loss From Continuing Operations	(3,030,513)	(702,096)	(10,245,271)	(18,384,617)
Gain (Loss) from Discontinued Operations	3,166,247	(2,160,099)	1,962,324	(5,066,286)
Deemed Dividend Attributable to Warrant Holder and Accretion of Redeemable Common Stock	-	(333,369)	-	(16,536,417)
Net Income (Loss) Available to Common Stockholders	135,734	(3,195,564)	(8,282,947)	(39,987,320)
Weighted Average Common Shares Outstanding	50,056,227	38,643,000	46,569,000	35,088,000
Per Share Loss on Continuing Operations	$ (0.06)	$ (0.02)	$ (0.22)	$ (0.52)
Per Share Income (Loss)	$ 0.01	$ (0.09)	$ (0.18)	$ (0.47)

Balance Sheet Data:
		As of		As of
		December 31,		December 31,
		2003		2002

Cash and Cash Equivalents		$ 23,701,203		$ 2,758,326
Assets Held for Disposal		$ -		$ 10,214,627
Total Current Assets		$ 25,049,301		$ 13,107,201
Total Assets		$ 35,004,776		$ 15,781,872
Liabilities Associated with Discontinued Operations		$ -		$ 11,771,397
Current Liabilities		$ 3,850,212		$ 13,862,961
Total Liabilities		$ 3,906,620		$ 14,046,939
Total Stockholders' Equity (Deficit)		$ 31,098,156		$ 1,734,933
Total Liabilities and Stockholders' Equity (Deficit)		$ 35,004,776		$ 15,781,872